Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-207641 and No. 333-220310 on Form S-8, and Registration Statement No. 333-220309 on Form S-3, of Franklin Financial Network, Inc. of our report dated March 16, 2020 with respect to the consolidated financial statements of Franklin Financial Network, Inc., and the effectiveness of internal control over financial reporting, which report appears in this Annual Report on Form 10-K of Franklin Financial Network, Inc. for the year ended December 31, 2019.

Crowe LLP

Franklin, Tennessee
March 16, 2020